Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Appoints Former Deputy Secretary of Defense
Gordon R. England to Board of Directors
New Director Brings Outstanding Leadership Experience at Highest National Levels

Arlington, Va., August 17, 2009 - CACI International Inc (NYSE: CACI) announced today that it has appointed Gordon R. England, United States Deputy Secretary of Defense under former President George W. Bush, to CACI's Board of Directors. Mr. England brings outstanding leadership experience at the highest national and industry levels. His expertise and insight into the federal arena will provide strong support for CACI's business delivering innovative solutions for national defense, intelligence, homeland security, and the improvement of government services.

Mr. England served as Deputy Secretary of Defense from May 2005 to February 2009. In this position, he performed as the Defense Department's Chief Operating Officer, helping to direct the transformation of America's defense capabilities with new resources and technologies to counter emerging threats.

Mr. England also twice served as Secretary of the Navy in the George W. Bush Administration. In this role, he is credited with developing successful surge plans for America's fleet, strengthening the ties between the Navy and the U.S. Coast Guard, and increasing assistance to the U.S. Marines on the front lines in Iraq.

Prior to his government service, Mr. England was Executive Vice President at General Dynamics, overseeing the company's information systems and international sectors. Before this, he was President of Lockheed Fort Worth Co., where he was responsible for all domestic and international aircraft programs, including the F-16 fighter. He began his career at Honeywell, where he was an engineer on the Project Gemini space program. Currently, he is President of E6Partners, LLC, a company dedicated to facilitating international business.

Dr. J.P. (Jack) London, CACI Chairman of the Board, said, "We are honored to have an executive of Gordon England's outstanding qualifications and experience join CACI's Board of Directors. He brings proven expertise in innovating and moving aggressively to meet America's most critical defense challenges. We are confident he will provide exceptional leadership support for our strategy of focusing CACI capabilities on solutions with the greatest value in helping our nation defend its freedoms."

CACI International Inc provides the professional services and IT solutions needed to prevail in today's defense, intelligence, homeland security, and federal civilian government arenas. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR integration services; cyber security, information assurance, and information operations; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. We add value to our clients' operations, increase their skills and capabilities, and enhance their missions. CACI is a member of the Fortune 1000 Largest Companies and the Russell 2000 index. CACI provides dynamic careers for approximately 12,500 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from a prolonged recession; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism; or rebuilding Iraq; or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audit and reviews conducted by the Defense Contract Audit Agency or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; and (iv) accounting for convertible debt instruments; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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Corporate Communications and Media: Jody Brown, Executive Vice President, Public Relations (703) 841-7801, jbrown@caci.com	Investor Relations: David Dragics, Senior Vice President, Investor Relations (866) 606-3471 ddragics@caci.com